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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Salary Reduction Plan for Hourly Employees Represented by Local #35 International Chemical Workers Union at Florida Minerals Operations of IMC-Agrico MP, Inc. and in the related Prospectus of our report dated July 23, 1997, except for Note 22, as to which the date is September 5, 1997, with respect to the consolidated financial statements of IMC Global Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 1997, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP



Chicago, Illinois
November 17, 1997